Exhibit 99.1

MASSEY ENERGY ANNOUNCES PROPOSED PRIVATE OFFERING OF SENIOR  NOTES

RICHMOND, Va., Oct 24, 2003— Massey Energy Company (NYSE: MEE) announced today that, as part of its continuing refinancing efforts, it proposes to make a private offering of $360 million principal amount of unsecured senior notes due 2010. The Company intends to use the proceeds of the proposed offering to permanently repay indebtedness under its current senior secured term loan, to retire its senior secured revolving credit facility and for general corporate purposes.

The notes will be offered only to qualified institutional buyers and non-U.S. persons, pursuant to Rule 144A and Regulation S, respectively, of the Securities Act of 1933. The securities proposed to be offered have not been and will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities.

Massey Energy Company, headquartered in Richmond, Virginia, is the fourth largest coal company in the United States based on produced coal revenues.

FORWARD-LOOKING STATEMENTS: The foregoing release contains forward-looking statements. Such forward-looking statements reflect current analysis of existing information. Caution must be exercised in relying on forward-looking statements. No assurance can be given that the proposed offering can be completed on acceptable terms. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements can be found in press releases as well as Massey’s public periodic filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K (as amended by Form 10-K/A) for the fiscal year ended December 31, 2002. Such filings are available either publicly under the Investor Relations page of Massey’s website, www.masseyenergyco.com, or upon request from Massey’s Investor Relations Department: (866) 814-6512. Massey disclaims any intent or obligation to update its forward-looking statements. For further information, please contact: Investor Relations, Katharine W. Kenny, (804) 788-1824, of Massey or e-mail the Company.